ATTORNEYS AT LAW 100 North Tampa Street, Suite 2700 Tampa, FL 33602-5810 P.O. Box 3391 Tampa, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX www.foley.com CLIENT/MATTER NUMBER 098929-0121

December 22, 2025

LM Funding America, Inc.

1200 West Platt Street, Suite 100

Tampa, Florida 33606

Ladies and Gentlemen:

We have acted as counsel for LM Funding America, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering and sale, through Maxim Group LLC (the “Placement Agent”), of (i) 1,822,535 shares (the “Investor Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) 91,549 shares (the “Placement Agent Shares” and together with the Investor Shares, the “Shares”) of Common Stock to the Placement Agent, (iii) pre-funded warrants to purchase 7,332,395 shares of Common Stock in lieu of Shares (the “Prefunded Warrants” and 7,332,395 shares of Common Stock issuable upon exercise of the Prefunded Warrants (the “Prefunded Warrant Shares”)) and (iv) common warrants to purchase 9,154,930 shares of Common Stock (the “Common Warrants” and, together with the Prefunded Warrants, the “Warrants”) and 9,154,930 shares of Common Stock issuable upon exercise of the Common Warrants (together with the Prefunded Warrant Shares, the “Warrant Shares”) and, together with the Shares, the Warrants and the Prefunded Warrant Shares, the “Securities”). The Securities are being registered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-281528), filed with the Securities and Exchange Commission (the “Commission”) and declared effective on November 21, 2024 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the final prospectus supplement dated December 19, 2025 (together with the Base Prospectus, the “Prospectus”). The Investor Shares, the Warrants and the Warrant Shares are to be sold to the investors pursuant to a securities purchase agreement dated December 19, 2025, as amended (the “Purchase Agreement”). The Placement Agent Shares are to be issued to the Placement Agent pursuant to a placement agency agreement dated December 19, 2025, as amended (the “Placement Agency Agreement” and together with the Purchase Agreement, the “Agreements”)

In connection with our representation, we have examined: (i) the Purchase Agreement, (ii) the Placement Agency Agreement (iii) the Registration Statement and the Prospectus, (iv) the Certificate of Incorporation of the Company, as amended to date, (v) the Bylaws of the Company, as amended to dateand (vi) the proceedings and actions taken by the Board of Directors of the Company to authorize and approve the transactions contemplated by the Purchase Agreement and the execution and delivery of the Purchase Agreement. We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed with respect to the Warrant Shares that there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation of the Company and not otherwise reserved for issuance when the Warrants are exercised.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the applicable provisions of the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We are not qualified to practice law in the State of Delaware.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1. Upon the issuance of the Shares pursuant to the terms of the Agreements and the receipt by the Company of the consideration for the Shares pursuant to the terms of the Purchase Agreement, the Shares will be validly issued, fully paid, and nonassessable.

2. The Warrants, when issued and sold in accordance with the terms and conditions of the Purchase Agreement and duly executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles.

3. The Warrant Shares, when issued and paid for upon the exercise of the Warrants, and in accordance with the provisions thereof, will be validly issued, fully paid and nonassessable. This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP